EXHIBIT 99.1

Gulf Resources and the government of Weifang City announce a demolition compensation agreement for Factory #6 of Shouguang City Haoyuan Chemical Company Limited.

SHOUGUANG, China, Nov. 28, 2016 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that one of the Company’s subsidiaries Shouguang City Haoyuan Chemical Company Limited (SCHC) signed the demolition compensation agreement for its factory #6 with the Yangzi Street Office of Weifang City Binhai Economic-Technological Development Zone.

To improve the environment and increase tourism, the government of Weifang City has created the Taiwan Island Ecological Culture City Project in its Binhai Economic-Technological Development Zone. SCHC’s Factory #6 is located within this zone. In order to complete this project, the government and SCHC have reached a Demolition Compensation Agreement whereby the government will pay SCHC approximately USD$2,678,989 (based on the current exchange rate) for the demolition of Factory #6.  This amount is expected to be roughly slightly above the current book value of its fixed assets. SCHC will receive 60% of the funds within five days since signing the agreement and the remainder within five business days since the acceptance by construction unit. It is a relatively common experience in China for governments to acquire property for tourism, housing, infrastructure, and other uses and compensate the impacted companies accordingly.

Factory #6

Factory #6 is in a different geographic region than Gulf’s other factories. Gulf believes that none of its other factories may be impacted by government actions in the foreseeable future.

Factory #6 contains 2,641 acres. It was acquired on January 8, 2008 with the total purchase price of USD$9,722,222. In 2015, Factory #6 had bromine capacity of 4.539 tons (10% of SCHC’s total). Production was 1,914 tons (10% of total). Sales were 1,944 tons (10% of total). The utilization ratio was 42%, slightly above the corporate average of 40%. Factory #6 also produced 36,500 tons of crude salt (11% of total). Details regarding Factory #6 are presented in Gulf Resources Annual Report on 10-K.

Financial Impact

Gulf Resources is operating at a relatively low utilization ratio. For the first nine months of 2016, the utilization rate for Bromine was 40%. Gulf Resources expects that virtually all sales from Factory #6 will be transferred to other factories. This should result in higher utilization for the company as a whole.

Costs should be reduced because Gulf Resources will be operating one less factory. This will mean lower rent, labor costs, utilities expenditures, depreciation and amortization. With higher utilization and lower costs, profits should benefit.

In addition, the government may force the demolition of other small bromine factories near the location of our Factory #6. This could lead to lower competition and further increases in utilization.

Mr. Xiaobin Liu, the CEO of Gulf Resources stated, “The demolition of Factory #6 will allow the government of Weifang to develop the Taiwan Island Ecological Culture City Project. We will transfer all business from Factory #6 to our other factories. Given our current low level of utilization in Bromine and the low margins in crude salt, demolishing this factory should allow us to increase our utilization and profits. While we never like to see one of our factories demolished, in this instance the demolition and sale should benefit our company.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Shouguang City Rongyuan Chemical Co, Limited (“SCRC”) and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
         Web: http://www.gulfresourcesinc.com

         Director of Investor Relations
         Helen Xu (Haiyan Xu)
         beishengrong@vip.163.com